SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            Beacon Power Corporation
                (Name of Registrant as Specified In Its Charter)

                            Beacon Power Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:

    2)   Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4)   Proposed maximum aggregate value of transaction:

    5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            Beacon Power Corporation
                             234 Ballardvale Street
                              Wilmington, MA 01887

                                April 23, 2002

Dear Stockholder:

     I am pleased to invite you to the 2002 Annual Meeting of Stockholders of Beacon Power Corporation, which will be held on Thursday May 23, 2002, at 10:00 a.m., at the offices of Beacon, 234 Ballardvale Street, Wilmington, Massachusetts.

     The accompanying Notice of Annual Meeting of Stockholders and proxy statement contain the matters to be considered and acted upon. Please read these materials carefully.

     Matters scheduled for consideration at the Annual Meeting are the election of directors and the ratification of Beacon's independent auditors.

     I hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

                                Very truly yours,

                                /s/ F. William Capp

                                F. William Capp
                                President and Chief Executive Officer

                            Beacon Power Corporation
                             234 Ballardvale Street
                              Wilmington, MA 01887

                            Notice of Annual Meeting
                                  May 23, 2002


To the Stockholders of
Beacon Power Corporation

     We are hereby notifying you that Beacon Power Corporation will be holding its Annual Meeting of Stockholders at the offices of the Company, 234
Ballardvale Street, Wilmington, Massachusetts, on Thursday, May 23, 2002 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

      (1) To elect members of the Company's Board of Directors for the ensuing year, and until their successors are duly elected and qualified.

      (2) To ratify the selection of Deloitte & Touche LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2002.

      (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

By Order of the Board of Directors,

Beacon Power Corporation

/s/ F. William Capp

F. William Capp
President and Chief Executive Officer

April 23, 2002
Mailed at Boston, Massachusetts


         PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                            Beacon Power Corporation
                             234 Ballardvale Street
                         Wilmington, Massachusetts 01887

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 23, 2002

                                  INTRODUCTION

     We are furnishing you with this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders ("Annual Meeting") of Beacon Power Corporation to be held on May 23, 2002 and at any adjournment of the Annual Meeting, for the purposes set forth in the accompanying notice of the meeting. All holders of our Common Stock of record at the close of business on April 12, 2002 will be entitled to vote at this meeting. The stock transfer books have not been closed.

                             SOLICITATION OF PROXIES

     We are soliciting proxies in the form enclosed on behalf of the Board of Directors. We will vote any such signed proxy, if received in time for the voting and not revoked, at the Annual Meeting according to your directions. We will vote any proxy that fails to specify a choice on any matter to be acted upon for the election of each nominee for director and in favor of each other proposal to be acted upon. If you submit a signed proxy in the form enclosed, you will have the power to revoke it at any time before we exercise it by filing a later proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing addressed to the Secretary of Beacon Power Corporation at 234 Ballardvale Street, Wilmington, MA 01887.

     We will begin mailing the Proxy Statement and accompanying proxy card to our stockholders on April 23, 2002.

     We will pay for all expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board. In addition to the solicitation of proxies by use of the mail, officers and regular Beacon employees may solicit proxies on behalf of the Board by telephone, telegram or personal interview, and we will bear the expenses of such efforts. We also may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

                                  VOTING RIGHTS

     As of April 12, 2002, we had 42,770,856 shares of our Common Stock, $0.01 par value ("Common Stock"), issued and outstanding. Each share of Common Stock that you own entitles you to one vote on each matter to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class. If you withhold a vote with regard to the election of directors, such vote will have no effect because directors are elected who receive a plurality of votes. An abstention on the ratification of accountants will have the same legal effect as a vote against such matter because the ratification requires the votes of a majority of shares represented at the meeting. Brokers holding shares in street name have the authority to vote in favor of all the nominees for director and in favor of ratifying accountants when they have not received contrary instructions from the beneficial owners.

     We will have a quorum for the transaction of business at the Annual Meeting if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote are present in person or represented by proxy. We will count abstentions and broker non-votes in determining whether a quorum is present. If we do not have a quorum, we may postpone the Annual Meeting from time to time until stockholders holding the requisite number of shares of Common Stock are present or represented by proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 2002, certain information concerning the ownership of shares of Common Stock by (i) each person or group that we know owns beneficially more than five percent of the issued and outstanding shares of Common Stock, (ii) each director and nominee for director,
(iii) each named executive officer described in "Compensation of Executive Officers" below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to his or its shares of Common Stock shown.

                                                                   Number of    Percentage of
                                                                    Shares      Common Stock
                                                                 Beneficially   Beneficially
Name and Address of Beneficial Owner (1)                         Owned (2) (3)  Owned (2) (3)
-------------------------------------------------------------    -----------    --------------
F. William Capp                                                     200,000          *
William J. Driscoll                                                  33,334          *
Robert D. French                                                    161,709          *
Matthew L. Lazarewicz (4)                                           306,744          *
Maureen A. Lister                                                    91,429          *
Stephen A. Spanos                                                    40,000          *
James M. Spiezio                                                    144,384          *
Philip J. Deutch                                                     10,000          *
Alan P. Goldberg                                                     20,000          *
Nancy Hawthorne                                                      10,000          *
Jack P. Smith (5)                                                     9,000          *
Kenneth M. Socha                                                     10,000          *
William E. Stanton (6)                                            1,087,618         2.5%
Perseus Capital, L.L.C. (7)                                      11,604,147        24.5%
SatCon Technology Corporation (8)                                 4,879,614        11.4%
David B. Eisenhaure (9)                                           5,700,010        13.3%
DQE Enterprises, Inc. (10)                                        3,994,702         9.3%
Mechanical Technology, Incorporated (11)                          4,410,797        10.3%
GE Capital Equity Investments, Inc. (12)                          4,440,475        10.4%
The Beacon Group Energy Investment Fund II, L.P. (13)             3,055,856         7.0%
All directors and executive officers as a group (13 persons)      2,369,057         5.0%
------------------------------------------------------------    ------------    --------------
* Less than 1%.


(1) The address for all executive officers and directors is c/o Beacon Power Corporation, 234 Ballardvale Street, Wilmington, MA 01887.
         Messrs. Capp, Driscoll, French, Lazarewicz, Spanos and Spiezio are executive officers of Beacon. Messrs. Deutch, Goldberg, Smith, Socha and Stanton and Ms. Hawthorne are directors of Beacon. Ms. Lister was an executive officer with Beacon until March 12, 2002 when she terminated her employment with Beacon.

(2) The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to those securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 31, 2002 through the exercise of any warrant, stock option or other right. The inclusion in this proxy statement of these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants or options held by that person that are exercisable or convertible within 60 days of March 31, 2002, but excludes shares of common stock underlying warrants or options held by any other person.

(3) Includes the following number of shares of common stock issuable upon the exercise of stock options which may be exercised on or before May 30, 2002: Mr. Capp, 200,000; Mr. Driscoll, 33,334; Mr. French, 160,000;
         Mr. Spanos, 40,000; Mr. Spiezio, 96,667; Mr. Lazarewicz, 293,334; Mr. Deutch, 10,000; Mr. Goldberg, 10,000; Mr. Smith 10,000; Mr. Socha, 10,000; Mr. Stanton 787,800 and Ms. Hawthorne 10,000.

(4) Includes 2,500 shares of common stock held in trust for Mr. Lazarewicz' wife and sister-in-law for which Mr. Lazarewicz acts as sole trustee. Mr. Lazarewicz disclaims beneficial ownership over these shares.

(5) Includes 500 shares of common stock held by Mr. Smith's sons. Mr. Smith disclaims beneficial ownership over these shares.

(6) Includes 1,000 shares of common stock held by Mr. Stanton's wife. Mr. Stanton disclaims beneficial ownership over these shares.

(7) Includes shares of common stock issuable upon exercise of warrants to purchase 4,512,593 shares of common stock. Perseus Capital's address is 2099 Pennsylvania Avenue, N.W., Suite 900, Washington, DC 20006.

(8) Includes shares of common stock issuable upon exercise of warrants to purchase 173,704 shares of common stock. SatCon's address is 161 First Street, Cambridge, MA 02142.

(9) Includes the shares and warrants held by SatCon of which Mr. Eisenhaure is the President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Eisenhaure disclaims beneficial ownership of these shares.

(10) DQE Enterprises' address is One Northshore Center, Suite 100, 12 Federal Street, Pittsburgh, PA 15212.

(11)     Mechanical  Technology's address  is  30 South Pearl Street, Albany, NY
         12207.

(12) Includes shares of common stock issuable upon exercise of warrants to purchase 1,573,333 shares of common stock and options to purchase 10,000 shares of common stock. Also includes shares of common stock issuable upon exercise of options to purchase 120,000 shares of common stock issued to GE Corporate Research and Development. GE Equity's address is 120 Long Ridge Road, Stamford, CT 06927.

(13) Includes shares of common stock issuable upon exercise of warrants to purchase 1,018,000 shares of common stock. Beacon Group's address is 399 Park Avenue, New York, NY 10022.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Board of Directors has nominated the persons named below for election at the Annual Meeting as directors. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, each nominee for director needs a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting in order to gain election.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. The persons named in the proxy intend to vote for the following nominees.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

Name and Age   Principal Occupation and Other Information

Alan P. Goldberg, 56
                              Mr. Goldberg joined us as a director in June 2000. Mr. Goldberg has served as President and Co-Chief Executive Officer of First Albany Companies Inc., an investment bank, since 1993 and as a Director of First Albany Companies Inc. since 1985. Mr. Goldberg also has served on the board of directors of Mechanical Technology, Incorporated since 1996 and of SatCon since 1999. Mr. Goldberg is active in industry and civic organizations and serves on the board of several non-profit institutions. He received a B.A. degree in Government from Tufts University. Mr. Goldberg also serves as a member of the Audit Committee and the Finance Committee.

Nancy Hawthorne, 51
                              Ms. Hawthorne joined us as a director in February 2001. Ms. Hawthorne served as Chief Financial Officer of Continental Cablevision, Inc. until 1996. Upon Continental's merger with US West and subsequent renaming as MediaOne, she became that company's executive vice president. She departed MediaOne in 1997. Subsequently, she has served on several corporate boards, including Avid Technology, Life F/X, Inc., Perini Corporation, New England Zenith Fund and CGU (formerly Commercial Union). She is also a private investor in and advisor to various early-stage companies including WorldClinic, Inc., whose Board of Directors she chairs. Ms. Hawthorne is active in industry and civic organizations and serves on the board of several non-profit institutions. Ms Hawthorne received a bachelor's degree from Wellesley College in 1973 and an MBA from Harvard Business School in 1977. Ms. Hawthorne also serves as the Chairperson of the Audit Committee and as Chairperson of the Finance Committee. She also serves on the Nominating Committee and the Compensation Committee.

              CERTAIN INFORMATION REGARDING OUR BOARD OF DIRECTORS

Board Composition

     Our board of directors consists of seven members, six of whom are outside directors. Each director elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of our stockholders after their election. An eighth board seat is vacant due to the resignation of a director who was elected for a term expiring with the annual meeting of 2004, and it may be filled for the duration of the unexpired term by a majority of directors then in office.

     There are no family relationships among any of our directors or executive officers.

Meetings and Committees

     General. The board of directors held a total of 11 meetings during 2001. Each member of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served. Our board of directors has an audit committee, a compensation committee, a nominating committee and a finance committee. No member of the audit or compensation committee is an employee of Beacon.

     Audit Committee. The members of the audit committee are responsible for recommending to the board of directors the engagement of our independent auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The current members of the audit committee are Mr. Goldberg, Ms. Hawthorne and Mr. Smith. The audit committee held 4 meetings during the last fiscal year. We are required by the rules of the Nasdaq to satisfy certain requirements with respect to the audit committee. In conformity with those requirements, our board of directors has approved the audit committee's written charter. In addition, our board of directors has determined that all of the members of the audit committee satisfy the independence and other applicable requirements of the Nasdaq's listing standards.

     Compensation Committee. The compensation committee is responsible for reviewing and recommending to the board of directors the amount and type of non-stock and stock compensation to be paid to senior management and establishing and reviewing general policies relating to compensation and benefits of employees. The current members of the compensation committee are Mr. Socha and Ms. Hawthorne. The compensation committee held no meetings during the last fiscal year that were not part of a full meeting of the board of directors.

     Nominating Committee. The members of the nominating committee are responsible for recommending nominee directors to our board of directors. The board as a whole then reviews the qualifications of nominee directors and recommends to the stockholders the election of our directors. A stockholder may nominate a person for election as a director by complying with Section 2.2 of our By-Laws, which provides that advance notice of a nomination must be delivered to Beacon and must contain the name and certain information concerning the nominee and the stockholders who support the nominee's election. A copy of this By-Law provision may be obtained by writing to Beacon Power Corporation,
Attn: Secretary, 234 Ballardvale Street, Wilmington, MA 01887. The current members of the nominating committee are Mr. Stanton, Mr. Deutch and Ms. Hawthorne. The nominating committee held no meetings during the last fiscal year that were not part of a full meeting of the board of directors.

     Finance Committee. The finance committee is responsible for evaluating and making recommendations to the board concerning Beacon's financing strategy. The current members of the finance committee are Ms. Hawthorne, Mr. Goldberg, Mr. Deutch and Mr. Stanton. The finance committee held no meetings during the last fiscal year that were not part of a full meeting of the board of directors.

Director Compensation

         We have adopted a compensation package that consists of stock options and cash designed to compensate board members who are not our employees ("non-employee directors"). All non-employee directors serving on our board of directors have received options to purchase 10,000 shares of our common stock. Options granted to directors who were on the board of directors prior to our initial public offering are fully vested with an exercise price equal to $6.00. Non-employee directors who joined our board of directors receive options to purchase 10,000 shares of our common stock that vest monthly over a 12-month period and have an exercise price equal to the fair market value of the common stock on the date of grant. On the anniversary date of each particular non-employee director's appointment to our board, each non-employee director will receive options to purchase 10,000 shares of our common stock that vest monthly over a 12-month period and have an exercise price equal to the fair market value of the common stock on the date of grant.

     Non-employee directors also receive an annual retainer of $10,000, payable quarterly, plus $2,000 for each board of directors meeting attended in person and $500 for each meeting attended by telephone. Committee members receive $500 per meeting. We also reimburse directors for reasonable out-of-pocket expenses incurred in the performance of their duties.

Limitation of Liability and Indemnification

     Our certificate of incorporation limits the liability of our directors, officers and various other parties whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities to us or our stockholders for any liability arising from an action to which such persons are a party by reason of the fact that they were serving us or at our request to the fullest extent permitted by the Delaware General Corporation Law.

     We have entered into indemnification agreements with our directors and officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent permitted by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers. We also maintain liability insurance for our directors and officers in order to limit our exposure to liability for indemnification of our directors and officers.

Term of Office for our Executive Officers

     Our officers serve until their successors are appointed by our board of directors.

                       COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth the total compensation paid in the years ended December 31, 2001, 2000 and 1999 to our chief executive officer and four of our other executive officers whose aggregate compensation exceeded $100,000 in 2001.

                         SUMMARY COMPENSATION TABLE (1)


                                                      ANNUAL COMPENSATION
                                                                                                 Securities
                                                                                                 Underlying     All Other (2)
               Name and Principal Position                  Year       Salary          Bonus       Options      Compensation
---------------------------------------------------------- -------- ------------- ------------- ------------    --------------
F. William Capp (3)                                           2001       $12,692      $ 90,000     900,000        $   2,765
President and Chief Executive Officer

William E. Stanton (4)                                        2001      $230,428      $110,000      50,000        $ 371,083
President and Chief Executive Officer                         2000      $228,778      $217,069     900,000        $   4,987
                                                              1999      $157,500      $     --     190,000        $      --

Robert D. French (5)                                          2001      $140,000      $     --          --        $   1,719
Vice President of Manufacturing                               2000       $91,346      $ 16,707     200,000        $   1,880

Matthew L. Lazarewicz (6)                                     2001      $150,000      $ 35,000          --        $   1,073
Vice President of Engineering                                 2000      $155,769      $ 50,000      50,000        $   1,174
                                                              1999      $113,723      $     --     250,000        $      --

Maureen A. Lister (7)                                         2001      $140,000      $     --          --        $     493
Vice President of Operations Management and                   2000      $125,000      $115,241     118,000        $     539
Chief Administrative Officer                                  1999      $ 83,323      $     --     132,000        $      --

Stephen A. Spanos (8)                                         2001      $110,577      $ 17,457      63,000        $      --
Corporate Controller and Chief Accounting Officer

James M. Spiezio (9)                                          2001      $160,000      $     --          --        $   3,094
Vice President of Finance and Chief Financial Officer         2000      $111,712      $100,241     200,000        $   3,717

----------------------
1) Columns required by the rules and regulations of the Securities and Exchange Commission that contain no entries have been omitted.
2) Amounts represent term life insurance premiums paid by the executive and reimbursed by Beacon plus an amount to reimburse the executive for taxes paid on the amount of the premium.
3)  We hired Mr. Capp in December 2001.
4) Mr. Stanton's employment was terminated on December 1, 2001. His compensation in 2001 includes $366,660 in connection with that termination.
5)  We hired Mr. French in April 2000.
6)  We hired Mr. Lazarewicz in February 1999.
7)  Ms. Lister's employment with Beacon terminated March 12, 2002.
8)  We hired Mr. Spanos in January 2001.
9)  We hired Mr. Spiezio in May 2000.

Employment and Consulting Agreements

     We entered into employment agreements with Messrs. Capp, Stanton, Spiezio, Lazarewicz and French and Ms. Lister for, in the case of Mr. Stanton, three years, and, in the case of all other executive officers two years. The agreements with Mr. Stanton and Ms. Lister have been terminated. In light of the scheduled expiration of the agreements with Messrs. Spiezio, Lazarewicz and French in October 2002, we anticipate entering into a one year extension of those agreements. The current base salary under these agreements is $220,000 in the case of Mr. Capp; $160,000 in the case of Mr. Spiezio; $150,000 in the case of Mr. Lazarewicz; and $140,000 in the case of Mr. French. The agreements contain provisions for bonuses, including in the case of Mr. Capp, a $90,000 signing bonus. In the event of the termination of an employment agreement by us without cause or resignation by the executive for good reason, we must pay the executive a severance payment equal to between one and two years of the executive's base salary depending on the duration of the executive's employment. Additionally, in the event of such a termination or resignation, we are obligated to continue to provide benefits to the executive for one year, pay the executive a prorated bonus to the date of termination and accelerate the executive's vesting of his or her stock options by up to 66% depending on the duration of the executive's employment. In the event that the executive's employment is terminated as a result of death or disability, we are obligated to pay the executive or his or her estate severance equal to three months salary, provide benefits for one year from the date of termination and accelerate the vesting of the executive's stock options by up to 66%. If, in connection with a payment under an employment agreement, an executive incurs any excise tax liability on the receipt of "excess parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended, the employee agreements provide for gross-up payments to return them to the after-tax position they would have been in if no excise tax had been imposed. As used in the employment agreements, "cause" means an act constituting fraud, embezzlement or other felony committed by the executive, a material breach of the executive's obligations to us or of our policies or the engagement by the executive in willful misconduct. As used in the employment agreements, "for good reason" means a material diminution of the executive's duties, a material breach by us of our obligations to the executive, a breach by us of the requirement that the executive provide primary services in a location that is no more than fifty miles from Wilmington, Massachusetts, a sale of us or, in the case of our chief executive officer, the failure to appoint him as a member of our board of directors or the removal of him from our board of directors without cause. Also, if we do not offer to renew the employment agreements with Messrs. Capp, Spiezio, Lazarewicz or French upon their scheduled expiration and if the executive's employment then ceases, then for 12 months we must pay him monthly amounts equal to one-twelfth of his base salary and of last year's bonus.

     Upon his termination from Beacon on December 1, 2001 as our Chief Executive Officer, William Stanton entered into a consulting agreement with Beacon for nine months. Under the terms of the consulting agreement, Mr. Stanton was paid $30,000 per month for the three months immediately following his termination. In return, Mr. Stanton worked full time on behalf of Beacon. After the first three months, Mr. Stanton is to be paid $1,500 per day for each day of consulting services he performs on behalf of Beacon. He is to be paid a minimum of $12,000 per month through August 2002. Any amounts paid above the minimum of $12,000 are at the discretion of Beacon with Mr. Stanton's consent. Under the agreement, Mr. Stanton is required to perform at least eight days per month of consulting on behalf of Beacon unless Beacon agrees to fewer days. Also, under the agreement, Mr. Stanton's stock option grants were amended. Under the new terms, some vesting of the options was accelerated to reflect the time Mr. Stanton had served. As a result of the accelerated vesting, Mr. Stanton vested options for 137,800 shares that would have otherwise been cancelled. In addition, the vested options will remain exercisable by Mr. Stanton for one year after his consulting agreement terminates. This is different than the terms under his original option agreement that call for the vested ptions to be cancelled 90 days after termination of employment. Mr. Stanton continues to serve as a Board member of Beacon.

Option Grants in Last Fiscal Year

     The following table sets forth information regarding stock options granted during 2001 to our executive officers listed in the Summary Compensation Table. During 2001, we granted options to purchase an aggregate of 1,513,000 shares of common stock to employees and 20,000 shares of common stock to directors. The exercise price per share for these options was equal to the fair market value of the common stock as of the grant date as determined by our board of directors.

                        Option Grants in Last Fiscal Year
                                                                                          Potential Realizable Value
                           Number of    Percent of           Individual Grants             at Assumed Annual Rates
                           Securities   Total Options   ----------------------------     of Stock Price Appreciation
                           Underlying   Granted to       Exercise                              for Option Term (1)
                           Options      Employees in       Price                        -----------------------------
    Name                   Granted      Fiscal Year      ($/Share)   Expiration Date        5% ($)         10% ($)
----------------------     ----------- ---------------  ----------- -----------------   -------------- --------------
F. William Capp              900,000        59.5%          $0.89     December 1, 2011       $503,745     $ 1,276,588
William E. Stanton            50,000         3.3%           0.89     December 1, 2011         27,986          70,922
Robert D. French                 ---         0.0%            N/A          N/A                   N/A            N/A
Matthew L. Lazarewicz            ---         0.0%            N/A          N/A                   N/A            N/A
Stephen A. Spanos             60,000         4.0%           9.25     January 25, 2011        349,037         884,527
                               3,000         0.2%           5.27       August 2, 2011          9,943          25,197
James M. Spiezio                 ---         0.0%            N/A          N/A                   N/A            N/A
------------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant assuming that the market value of our common stock appreciates from the date of grant to the expiration of the option at annualized rates of 5% and 10%. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to forecast future financial performance or possible future appreciation in the price of our common stock. The actual amount the executive officer may realize will depend on the extent to which the stock price exceeds the exercise price of the options on the date the option is exercised.

                          Fiscal Year-End Option Values

                                NUMBER OF SECURITIES UNDERLYING

                                                        Value of Unexercised
                         Unexercised Options at         in the Money Options
                         The Fiscal Year End (#)      at Fiscal Year End ($)(1)
                       Exercisable   Unexercisable   Exercisable   Unexercisable

F. William Capp           200,000       700,000        $ 82,000       $ 287,000
William E. Stanton        737,800        50,000        $ 17,138       $  20,500
Robert D. French           66,667       133,333        $ 27,333       $  54,667
Matthew L. Lazarewicz     100,000       116,666        $ 34,167       $  34,167
Maureen A. Lister          39,334        78,666        $    ---       $     ---
Stephen A. Spanos             ---        63,000        $    ---       $     ---
James M. Spiezio           20,001       133,332        $    ---       $     ---

------------------
     (1) Based on a per share price of $1.30, the closing price of our common stock on the Nasdaq National Market on December 31, 2001.


                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee of Beacon's board of directors (the "Committee") has the authority to set the compensation of Beacon's Chief Executive Officer and all executive officers and makes the following report for the year 2001. The Committee has the responsibility to review the design, administration and effectiveness of all programs and policies concerning executive compensation. The Committee administers Beacon's Amended and Restated 1998 Stock Incentive Plan. The Committee also administers Beacon's Employee Stock Purchase Plan. In addition, the Committee has responsibility for the review and approval of the Management Incentive Program(s) to be in effect for the Chief Executive Officer, executive officers and key employees each fiscal year. The Committee is composed of two independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission.

     General Compensation Philosophy. Beacon operates in the competitive and rapidly changing power technology industry. The Committee strives to maintain compensation programs that allow Beacon to respond to the competitive pressures within this industry. Beacon's compensation philosophy is to offer compensation opportunities that are linked to Beacon's business objectives and performance, individual performance and contributions to Beacon's success, and enhanced shareholder value. These compensation opportunities are intended to be competitive within this industry and enable Beacon to attract, retain and motivate the management talent necessary to achieve Beacon's overall business objectives and ensure Beacon's long-term growth.

     Compensation  Components.  It  is  the  Committee's  objective  to  have  a
substantial  portion  of  each  executive  officer's  compensation   opportunity
conditional ("at risk") upon Beacon's performance, as well as his or her contribution to Beacon's meeting its objectives and to design a total compensation and incentive structure to motivate and reward success, balancing short and long-term goals. Beacon's executive compensation program consists of three major components: (i) base salary; (ii) an annual management incentive bonus; and (iii) long-term incentives. The second and third elements constitute the "at risk" portion of Beacon's overall compensation program.

     Base Salary. The Committee annually reviews each executive officer's base salary. The base salary for each officer reflects the salary levels for comparable positions in the industry and in published surveys. These surveys include companies with whom Beacon competes for senior-level executives. (Some of the companies included in the surveys are included in the CIBC World Markets Power Technology & Growth Index used in the graph set forth under "Corporate
Performance".) In addition, the Committee considers the executive's individual performance and Beacon's success in achieving the annual business objectives. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. The relative weight given to each factor varies with each individual in the sole discretion of the Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Committee attempts to fix base salaries on a basis generally in line with base salary levels for comparable companies.

     Annual Management Incentive Bonus. The annual management incentive bonus is the first "at risk" executive compensation element in Beacon's executive compensation program. At the beginning of each year, the Committee establishes objectives for the management incentive bonus program drawn from the fiscal year business plan approved by the Board of Directors. Additionally, at the beginning of each year, the Committee establishes bonus award targets for the Executive Officers. The bonus plan has a threshold level of performance by Beacon that must be achieved before any bonuses are awarded. The bonus amounts payable to each Executive Officer are then determined by considering Beacon's performance and individual performance.

     Long-Term Incentive Program ("LTIP"). The LTIP is the second "at risk" element of Beacon's compensation program in which executive officers and all other employees participate. This program has consisted solely of stock options, not cash. The Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the shareholders, which bring into balance short and long-term compensation with Beacon's goals, fostering the retention of key executive and management personnel, and stimulating the achievement of superior performance over time. Awards to executives are based upon criteria which include an individual's current position with Beacon, total compensation, unvested stock options, the executive's performance in the recent period, expected contributions to the achievement of Beacon's long-term performance goals, and current competitive practice. The relative weight given to each of these factors will vary from executive to executive at the Committee's discretion. After giving consideration to the criteria deemed relevant by the Committee, including prior option grants made to Beacon executives, a competitive analysis of Beacon's option program and overall compensation programs against the programs of companies of similar size and industry, and the recommendations of Beacon's management, the Committee approved the stock option grants to the executive officers listed in the summary Compensation Table set forth in the option grant table. The Committee also approved a stock option grant to two other executive officers hired in 2001. These stock options were granted at exercise prices equal to the fair market value of the stock at the effective date of the grant, become exercisable over three years and have a term of ten years.

     Compensation of Chief Executive Officer. F. William Capp, Beacon's Chief Executive Officer and President, receives competitive compensation and regular benefits in effect for senior executives of Beacon. Mr. Capp's base salary will be reviewed annually and adjusted as determined on the same basis as other senior executives of Beacon, based on the factors noted above in " Compensation Committee Report - Base Salary". Mr. Capp also received a cash bonus at the beginning of his employment with Beacon in the amount of $90,000. This amount was determined by the Committee as a part of his offer for employment. In addition to such cash compensation, Mr. Capp also received options to acquire an aggregate of 900,000 shares of Common Stock at exercise prices equal to the fair market value of the Common Stock on the date of grant. The vesting of all of such options accelerates upon a sale of Beacon.

     Employee Stock Purchase Plan. Beacon maintains an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all of its employees to purchase shares of its common stock. Participating employees may purchase common stock at a purchase price equal to 85% of the lower of the fair market value of the common stock at the beginning of an offering period or on the exercise date. Employees may designate up to 15% of their base compensation for the purchase of common stock under this plan. Beacon's executive officers are eligible to participate in this program, subject to any applicable tax laws.

     Retirement Plans. Beacon maintains a plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in this plan, and eligibility for participation commences upon hiring. Beacon's executive officers are eligible to participate in this program, subject to any applicable tax laws. Each participant in the Plan may elect to contribute a percentage of his or her annual compensation to the Plan on a pre-tax basis up to the annual limit established by the Internal Revenue Service. The Company matches employee contributions at a rate of 50% up to the first 6% of the employee's contributions. The Company may also elect to make a profit-sharing contribution at the discretion of the Board of Directors. Employee contributions are fully vested. Company matching and profit sharing contributions vest 20% after two years of service consisting of at least 1,000 hours per calendar year and 20% annually thereafter.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Beacon's Amended and Restated 1998 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Cash and other non-performance based compensation paid to Beacon's executive officers for fiscal 2001 did not exceed the $1 million limit per officer, and the Committee does not anticipate that the non-performance based compensation to be paid to Beacon executive officers will exceed that limit. Because it is unlikely that the cash compensation payable to any of Beacon's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to Beacon's executive officers. The Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align Beacon's performance and the interests of Beacon's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.


                             Submitted by the Compensation Committee:

                             Kenneth Socha, Chairperson
                             Nancy Hawthorne



                             AUDIT COMMITTEE REPORT

     In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2001, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented) and discussed the independence of Deloitte & Touche LLP with Deloitte & Touche LLP. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

                             Submitted by the Audit Committee:

                             Nancy Hawthorne, Chairperson
                             Alan P. Goldberg
                             Jack Smith

                              CORPORATE PERFORMANCE

     The line graph below compares the cumulative total stockholder return for the year ended December 31, 2001 of our common stock against the cumulative total return of the Nasdaq Stock Market Index and the CIBC Power Technology Growth Index. The graph and table assume that $100 was invested on November 17, 2000, the first date on which our common stock began trading following our initial public offering, in each of our common stock, the Nasdaq Stock Market Index and the CIBC Power Technology, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


                                                        PERIOD ENDING
Index                              12/31/2000  3/31/2001   6/30/2001  9/30/2001  12/31/2001

Beacon Power Corporation               100        52.50       69.00      15.20       13.00
CIBC World Markets Power
  Technology & Growth Index            100        80.82       97.69      44.71       55.64
Nasdaq Stock Market Index              100        74.49       87.45      60.67       78.95

     * Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities ("Insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us and on written representations from our Insiders, we believe that during 2001 all of our Insiders met their Section 16(a) filing requirements.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advances to Certain Officers

     During 2001, we advanced, on a full recourse basis, approximately $785,000 to three officers of the Company. The officers repaid approximately $152,000 of these advances during 2001. The advances are expected to be repaid in full by the officers and are secured by the officers' holdings of Beacon Power Corporation common stock. During March 2002, upon her termination from Beacon, one officer repaid her balance of $120,000 in full.

Licenses with SatCon

     SatCon has granted us a perpetual, exclusive, royalty-free, worldwide right and license to all patents, patent applications, technical knowledge, information and know-how in existence in May 1997 and any improvements on that intellectual property developed by SatCon prior to the completion of our initial public offering which relate to the field of flywheel energy storage products, systems and processes for stationary terrestrial (in or on ground or affixed to structures on ground) applications, but not for satellite or other non-terrestrial, stationary applications. We do not have the right to sublicense this technology other than in connection with our manufacturing and distribution operations. We will not have any rights to future improvements to its flywheel technology that SatCon develops after our initial public offering. We have granted SatCon a perpetual, worldwide, royalty-free, exclusive right and license to use any improvements upon the flywheel energy storage technology for any applications made by us other than stationary terrestrial applications. SatCon's rights to further improvements made by us in our flywheel technology terminated upon the consummation of our initial public offering. The license from SatCon is terminable by SatCon in certain limited circumstances, including our bankruptcy, upon the material breach of our obligations under the license, the exercise of certain put rights granted by SatCon to certain of our investors and upon notice by SatCon that the license agreement infringes upon the rights of a third party. SatCon is a shareholder in our company. Alan P. Goldberg is a director of both SatCon and our company.

Agreement with GE Corporation Research and Development

     As a result of the investment in our company by GE Capital Equity Investments, Inc., we have entered into an agreement with GE Corporate Research and Development ("GE CR&D"), under which GE CR&D will provide us with technical expertise in controls and materials. Under the terms of that agreement, GE CR&D has agreed to make available to us up to $2,000,000 of its services at cost and we have issued GE Equity a warrant to purchase 240,000 shares of our common stock at an exercise price of $2.10 per share. Of these warrants, 120,000 vested immediately and 120,000 will vest ratably to the extent to which we use GE CR&D's services. This agreement terminates, and any unvested options are forfeited, on November 1, 2003. GE Equity is a shareholder in our company. We did not engage GE CR&D for any services during 2001; thus no other warrants were vested during 2001.

DQE Enterprises Distribution Agreement

     In connection with our May 1997 formation, DQE Enterprises, a subsidiary of DQE, Inc., entered into a letter agreement with us pursuant to which, among other things, we have agreed to appoint DQE Enterprises or one of its affiliates as our exclusive distributor of our flywheel products for stationary energy storage applications in the states of Pennsylvania, New York, Ohio, West Virginia, Maryland, Delaware, Virginia and the District of Columbia. Under this agreement, we retained the right to make sales in this territory to cable and telephone companies and to electric utilities for their internal use. DQE Enterprises also has a nonexclusive right to distribute the products outside this territory, which we have the right to terminate at any time. The distribution rights have a term of 20 years from the commencement of commercial production of our products, provided that the rights may be terminated earlier if DQE Enterprises does not meet sales targets to be agreed upon in the future. We have agreed to sell our products to DQE Enterprises at the lower of (i) cost of goods sold (including certain overhead expenses) plus 30% and (ii) the lowest price at which the products are sold to others. DQE Enterprises is a shareholder in our company. The terms of the license agreement were determined on the basis of arms-length negotiations.

Registration Rights Agreement

     Perseus Capital, DQE Enterprises, Micro-Generation, Mechanical Technology, Beacon Group, Penske, SatCon and GE Capital Equity Investments, Inc., have the right to demand that we register their shares on up to two occasions, provided the anticipated aggregate offering is at least $500,000. In addition, these holders may require us to file additional registration statements on Form S-3. These holders will also have the right to include the shares of common stock they hold or acquire upon the exercise of the warrants in any registration statements we file with the Securities Exchange Commission, other than registration statements filed with respect to employee benefit plans or in connection with an acquisition. We are not required to file more than one registration statement in any six-month period. We are required to bear the costs of the exercise of these registration rights.

                                   PROPOSAL 2

                      RATIFICATION OF SELECTION OF AUDITORS

     We are submitting for ratification at the Annual Meeting the selection, by a majority of the members of the Board who are not officers or employees of Beacon, of Deloitte & Touche LLP ("Deloitte") as independent auditors to audit the books and accounts of Beacon for the fiscal year ending December 31, 2002. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Deloitte will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     Deloitte has advised us that neither it nor any of its members has any direct financial interest in Beacon as a promoter, underwriter, voting trustee, director, officer or employee.

Audit Fees

     The aggregate fees billed for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2001, were $138,605, all of which were paid to Deloitte.

Financial Information Systems Design and Implementation Fees

     Deloitte did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

     The aggregate fees billed by Deloitte for services rendered to us, other than the services described above under "Audit Fees" for the fiscal year ended December 31, 2001, were $59,200. These services were for the preparation and filing of our 2000 income tax return and estimated payments for our 2001 income taxes as well as other tax advice.


THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                                  OTHER MATTERS

     Management does not know of any matters that will be brought before the Annual Meeting other than those specified in the Notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The Beacon 2001 Annual Report to Stockholders is provided to stockholders along with this form of Proxy and contains the financial statements of Beacon. The Annual Report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     In order to be included in proxy materials for the 2003 Annual Meeting of Stockholders, stockholders' proposed resolutions must be received by Beacon at its offices, 234 Ballardvale Street, Wilmington, Massachusetts 01887 on or before December 24, 2001. Beacon suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of Beacon.

     If a stockholder of Beacon wishes to present a proposal before the 2003 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in Beacon's proxy statement and proxy card, such stockholder must give written notice to the Secretary of Beacon at the address noted above. The Secretary must receive such notice by January 23, 2003. If a stockholder fails to provide timely notice of a proposal to be presented at the 2003 Annual Meeting of Stockholders, the proxies designated by the Board of Directors of Beacon will have discretionary authority to vote on any such proposal.

                                   By order of the Board of Directors,

                                   Beacon Power Corporation

                                   /s/ F. William Capp

                                   F. William Capp
                                   President and Chief Executive Officer


Wilmington, Massachusetts
April 23, 2002